UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2005 (February 9, 2005)

Entrust Financial Services, Inc.
(Exact name of registrant as specified in its chapter)

Colorado	000-23965	84-1374481
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6795 E. Tennessee Ave., 5th Floor, Denver, CO	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 322-6999

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Scott J. Sax has resigned from his positions as Chairman of the Board and as a member of the Board of Directors of Entrust Financial Services, Inc. (the “Company”) effective February 9, 2005. Mr. Sax also has resigned from his position as President and Chief Executive Officer of the Company effective February 11, 2005. Mr. Sax has also resigned from all positions with Entrust Mortgage, Inc. Jeffrey D. Rudolph, the Company’s current Chief Financial Officer and Chief Accounting Officer, has been appointed acting President and Chief Executive Officer of Entrust Financial Services, Inc. and Entrust Mortgage, Inc. by the Board of Directors effective February 11, 2005.

Jeffrey D. Rudolph joined Entrust Financial Services, Inc. in June 2003 and serves as Chief Financial Officer and Chief Accounting Officer. Mr. Rudolph started his career in 1983 with Coopers & Lybrand as a staff accountant and was promoted to audit manager and was one of the original members of the Corporate Finance Group in Denver. Mr. Rudolph joined Intelligent Electronics, a Fortune 500 company, in 1994 as Director of Financial Services. Mr. Rudolph joined SSDS/Knowledge Workers in 1997 as Chief Financial Officer during a period of financial distress and in need of discipline and strategic planning. He participated in the development of the strategic plan, achieved positive cash flow and led the M&A effort in selling a division of the company. Based upon his performance in that role, he was promoted to Chief Operating Officer and lead Knowledge Workers through aggressive revenue and operational growth while also raising capital. Mr. Rudolph continues to serve as a member of the Board of Directors of Knowledge Workers as Chairman of the Audit Committee and Corporate Secretary & Treasurer of the Company. Mr. Rudolph earned a B.A. in Business Administration-Accounting from Wittenberg University and an M.B.A. in Finance, from the University of Denver. Mr. Rudolph’s license as a Certified Public Accountant in the State of Colorado is inactive at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST FINANCIAL SERVICES, INC.

Date: February 14, 2005

By: /s/ Jeffrey D. Rudolph Jeffrey D. Rudolph Chief Financial Officer